SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant☑
Filed by a Party other than the Registrant☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Interstate Hotels & Resorts, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      ☑ No fee required.

      ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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Dear Stockholder:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Interstate Hotels & Resorts, Inc., which will be held at our corporate offices, located at 4501 N. Fairfax Drive, Suite 500, Arlington, Virginia 22203, on June 1, 2006, at 9:00 a.m., Eastern Time. All holders of our outstanding common stock, par value $.01 per share, as of the close of business on April 10, 2006, are entitled to vote at the Annual Meeting.

Enclosed for your information are copies of our Proxy Statement and Annual Report to Stockholders. We believe that you will find these materials informative.

We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, please complete, sign, date and return the enclosed proxy card in the enclosed envelope, or place your vote by telephone or Internet as described in this document, as promptly as possible in order to make certain that your shares will be represented at our Annual Meeting.

Thomas F. Hewitt
Chief Executive Officer

TABLE OF CONTENTS

INTRODUCTION QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
PROPOSAL NO. 1 ELECTION OF DIRECTORS
THE COMPOSITION OF THE BOARD OF DIRECTORS AND ITS COMMITTEES
CORPORATE GOVERNANCE
NON-EMPLOYEE DIRECTORS’ COMPENSATION
THE EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
REPORT OF THE AUDIT COMMITTEE
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
PRINCIPAL STOCKHOLDERS
SECTION 16( a ) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDERS SHARING AN ADDRESS
MISCELLANEOUS
ANNEX A INTERSTATE HOTELS & RESORTS, INC. AUDIT COMMITTEE CHARTER
ANNEX B INTERSTATE HOTELS & RESORTS, INC. CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 1, 2006

To the Stockholders of INTERSTATE HOTELS & RESORTS, INC.:

Notice is hereby given that the 2006 Annual Meeting of Stockholders of Interstate Hotels & Resorts, Inc. will be held at our corporate offices, located at 4501 N. Fairfax Drive, Suite 500, Arlington, Virginia 22203, on June 1, 2006, at 9:00 a.m., Eastern Time. The Annual Meeting will be held for the following purposes:

1. To re-elect two members of our board of directors to serve for three-year terms expiring on the date of the Annual Meeting in 2009 and until his or her successor is duly elected and qualified;

2. To consider and vote upon ratification of the appointment of KPMG LLP as our independent certified public accountants for the fiscal year ending December 31, 2006; and

3. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

The board of directors has fixed the close of business on April 10, 2006, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A list of these stockholders will be available at our corporate offices.

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend in person, please promptly complete, sign, date and return the enclosed proxy card; or vote by telephone or internet. If a quorum is present, the nominees for director must be elected by a plurality of votes cast at the meeting. The resolution to ratify the appointment of KMPG LLP as independent certified public accountants must be passed by votes cast by a majority of the shares present at the meeting in person or by proxy if a quorum is present. An abstention will not count as a vote cast but will be counted as present for purposes of determining a quorum.

By Order of the Board of Directors

Christopher L. Bennett
Senior Vice President, General
Counsel and Secretary
April 25, 2006

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
JUNE 1, 2006

INTRODUCTION

QUESTIONS AND ANSWERS ABOUT THE
ANNUAL MEETING AND VOTING

Why did I receive this Proxy Statement?

The board of directors of Interstate Hotels & Resorts, Inc., a Delaware corporation, is soliciting proxies from holders of our common stock, par value $.01 per share (NYSE: IHR), to be voted at the 2006 Annual Meeting of Stockholders. This Notice of Annual Meeting, Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about April 28, 2006.

When and where will the Annual Meeting be held?

The Annual Meeting will be held at our corporate offices, located at 4501 N. Fairfax Drive, Suite 500, Arlington, Virginia 22203, on June 1, 2006, at 9:00 a.m., Eastern Time.

What proposals will be voted on at the Annual Meeting?

At the Annual Meeting, the stockholders of the Company will consider and vote upon:

1. The re-election of two members of our board of directors;

2.	The ratification of the appointment of KPMG LLP as our independent certified public accountants for 2006; and

3. Such other business as may properly come before the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our common stock at the close of business on April 10, 2006, are entitled to vote at the Annual Meeting. At the close of business on April 10, 2006, we had 30,970,509 shares of common stock outstanding. Each outstanding share of common stock receives one vote with respect to matters to be voted on at the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

The representation in person or by proxy of one-third of the shares entitled to vote shall constitute a quorum at the Annual Meeting. Your shares are counted as present at the meeting if you:

•	Are present and vote in person at the Annual Meeting, or

•	Have completed and submitted a proxy card, or authorized a proxy over the telephone or Internet, prior to the Annual Meeting.

How many votes are required to approve each proposal, and how are those votes counted?

Directors will be elected by a plurality of the votes cast and entitled to vote at the meeting. This means that the two nominees who receive the largest number of “FOR” votes cast will be elected as directors.

The affirmative vote of a majority of the votes cast and entitled to vote at the meeting is required for the proposal to ratify the appointment of KPMG LLP as our independent certified public accountants.

If a proxy in the accompanying form is duly executed and returned, or you have properly authorized a proxy over the telephone or Internet, the shares represented thereby will be voted at the Annual Meeting and, where a choice is specified, the proxy will be voted in accordance with such specification. If a proxy card indicates an abstention or a broker non-vote on a particular matter, then the shares represented by such proxy will be counted for quorum purposes. If a quorum is present, an abstention or a broker non-vote will have no effect on either of the proposals.

How do I vote?

You may vote in person at the Annual Meeting or you may authorize a proxy to vote on your behalf. There are three ways to authorize a proxy:

• By mail:	Registered holders may sign, date and mail the enclosed proxy card. If you are a beneficial stockholder holding your shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote at the Annual Meeting.

• By telephone:	Registered stockholders can call 1-800-690-6903. Beneficial stockholders can call the 800 number printed on their voting instruction form.

• By Internet:	Both beneficial and registered stockholders can vote their shares via the Internet at www.proxyvote.com.

How can I revoke a submitted proxy?

Any stockholder giving a proxy for the meeting has the power to revoke it any time prior to or at the Annual Meeting by (i) granting a subsequently dated proxy, (ii) attending the Annual Meeting and voting in person, or (iii) otherwise giving notice in person or in writing to the Secretary of Interstate Hotels & Resorts, Inc.

How does the board recommend that I vote?

The board’s recommendations are set forth after the description of each proposal in this proxy statement. In summary, the board recommends a vote:

•	FOR the election of the nominated directors; and

•	FOR the ratification of the appointment of KPMG LLP as our independent certified public accountants.

How much did this proxy solicitation cost, and who paid that cost?

The cost of soliciting proxies will be borne by us. We hired ADP to assist in the distribution of proxy materials and solicitation of votes for approximately $15,000 plus reimbursement of certain out-of-pocket expenses. In addition to soliciting proxies by mail, our directors, executive officers and employees, without receiving additional compensation, may solicit proxies by telephone, by fax, by e-mail or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of our common stock, and we will reimburse such brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with forwarding such materials.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our board of directors currently consists of eight directors, divided into three classes. At the Annual Meeting, two directors will be considered for re-election for three-year terms expiring on the date of the Annual Meeting in 2009 and until his or her respective successor has been duly elected and qualified. The term of Raymond C. Mikulich expires at the upcoming Annual Meeting. Mr. Mikulich has decided not to stand for re-election as a member of the board of directors.

Properly executed proxies will be voted as marked and, if not marked, will be voted in favor of the election of each nominee. The board of directors has no reason to believe that any nominee will be unable to serve if elected. In the event any nominee shall become unavailable to stand for re-election, the individuals named as proxies in the accompanying proxy may vote for the election of a substitute nominee designated by our board of directors. Certain information concerning such nominees is set forth below.

During 2005, our board of directors met eight times. While we have no formal policy on director attendance at board meetings or annual meetings of shareholders, each of our directors attended at least 75 percent of the board meetings except for Ms. Doggett and Mr. Flannery, who each attended five meetings.

Our board of directors is divided into three classes of directors. The terms for directors in Class II expire this year, the terms for directors in Class III expire in 2007 and the terms for directors in Class I expire in 2008. Directors are typically elected for three-year terms.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RE-ELECTION OF EACH OF THE NOMINEES IDENTIFIED BELOW. Proxies solicited by the board of directors will be so voted except where authority has been withheld. Proxies cannot be voted for more people than the number of nominees named below.

Directors Nominated This Year for Terms Expiring in 2009

Name, Principal Occupation	Served as a
and Business Experience	Director Since	Age	Class

KARIM J. ALIBHAI	2002	41	II
Mr. Alibhai joined our board of directors in July 2002. Mr. Alibhai is presently a Principal of the Gencom Group, a hotel development and ownership company, which he rejoined in June 1999. Mr. Alibhai served as President, Chief Operating Officer and a Director of Wyndham International, Inc. from October 1997 through May 1999. Prior to October 1997, Mr. Alibhai served as President and Chief Executive Officer of the Gencom Group. Mr. Alibhai also served on the board of directors of Interstate Hotels Corporation from October 2000 until its merger with us in July 2002.
JOSEPH J. FLANNERY	2002	43	II
Mr. Flannery joined our board of directors in July 2002. Mr. Flannery is a Managing Director of Lehman Brothers Inc., an internationally recognized investment bank. Prior to joining Lehman Brothers in 1989, Mr. Flannery held positions with Pannell Kerr Forster and Prudential Life Insurance Company. Mr. Flannery also served on the board of directors of Interstate Hotels Corporation from October 2000 until its merger with us in July 2002.

Directors Whose Terms Expire at the 2006 Annual Meeting

In addition to Messrs. Alibhai and Flannery, who have been nominated for re-election, Sherwood M. Weiser and Raymond C. Mikulich are also Class II directors whose terms expire in 2006. Mr. Weiser retired from the board as of April 3, 2006. Mr. Mikulich has decided not to stand for re-election. The board of directors has decided not to replace Messrs. Weiser and Mikulich at this time.

Directors Whose Terms Do Not Expire at the 2006 Annual Meeting

The following directors’ terms do not expire in 2006 and therefore are not standing for re-election at this Annual Meeting:

Name, Principal Occupation	Served as a
and Business Experience	Director Since	Age	Class

LESLIE R. DOGGETT	1998	49	III
Ms. Doggett joined our board of directors in October 2001. Ms. Doggett is the President and CEO of the Baltimore Area Convention and Visitors Association. From 2001 until 2003, Ms. Doggett was President and CEO of Doggett Rosemont Consulting, which specialized in business development services for hospitality and tourism-related interests. From April 1996 until 2001, Ms. Doggett was the Deputy Assistant Secretary of Tourism Industries at the United States Department of Commerce. From September 1993 to April 1996, Ms. Doggett was the Deputy Under Secretary of Commerce for the United States Travel and Tourism Administration. From 1990 to 1993, Ms. Doggett was the Director of Tourism for New York City’s Office of the Mayor. Before her tenure in public service, Ms. Doggett worked as a hotel sales executive for 10 years. Ms. Doggett also serves as a member of the board of directors of the International Association of Convention and Visitors Bureaus, Goodwill Industries of the Chesapeake and is a trustee of the Walters Art Museum.
THOMAS F. HEWITT	2002	62	I
Mr. Hewitt joined our board of directors in July 2002 and became our Chief Executive Officer in February 2005. Mr. Hewitt was Chairman and Chief Executive Officer of Interstate Hotels Corporation from March 1999 until July 2002. Mr. Hewitt previously was Chief Operating Officer of Carnival Resorts & Casinos, where he headed all hotel and resort operations.
JAMES B. MCCURRY	1998	57	III
Mr. McCurry has been a member of our board of directors since 1998. Mr. McCurry is President and Chief Executive Officer of PRG-Schultz International, Inc., a leading provider of recovery audit services. Prior to joining PRG, Mr. McCurry was President of the Printing Division of Kinko’s, a wholly-owned subsidiary of FedEx Corporation. From May 2001 until March 2003, Mr. McCurry was an independent management consultant. From May 2000 until May 2001, Mr. McCurry was chief executive officer of an e-commerce subsidiary of Fleming Companies, Inc. From July 1997 until May 2000, Mr. McCurry was a partner with Bain & Company, an international management consulting firm specializing in corporate strategy.

Name, Principal Occupation	Served as a
and Business Experience	Director Since	Age	Class

JOHN J. RUSSELL, JR.	2002	59	III
Mr. Russell joined our board of directors in July 2002. Mr. Russell is Chief Executive Officer of NYLO Hotels, a loft accommodations hospitality company. Prior to joining NYLO Hotels in 2005, Mr. Russell was Chief Executive Officer of Hospitality Artists, LLC, a hospitality consulting business, a partner of Yesawich, Pepperdine, Brown & Russell, an international marketing firm, and the Chairman of the Board of the American Hotel & Lodging Educational Foundation. Prior to serving in these positions, Mr. Russell was Vice Chairman of the Travel Division of Cendant Corporation and President and Chief Executive Officer of Resort Condominiums International LLC, Global Operations. Before that, Mr. Russell served as Chairman and Chief Executive Officer of Cendant’s Hotel Division. From 1995 to 1996, Mr. Russell was Executive Vice President of Franchise Sales for the Century 21 Real Estate Corporation, and from 1992 to 1995, he served as President of Days Inns of America. Mr. Russell also serves as a member of the board of directors of the University of Delaware’s Hotel and Restaurant Program. He also previously served as President of the Hospitality, Sales and Marketing Association International.
PAUL W. WHETSELL	1998	55	I
Mr. Whetsell is the Chairman of our board of directors and has served in this position since August 1998. Mr. Whetsell has also been Chairman of the board of directors and Chief Executive Officer of MeriStar Hospitality Corporation since August 1998. Mr. Whetsell was our Chief Executive Officer from 1998 until October 2003. Prior to August 1998, Mr. Whetsell had been Chairman of the board of directors of CapStar Hotel Company since 1996 and had served as President and Chief Executive Officer of CapStar Hotel Company since its founding in 1987.

THE COMPOSITION OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

Our board of directors has four committees: an audit committee, a compensation committee, an investment committee, and a corporate governance and nominating committee.

The Audit Committee

The audit committee consists of three independent directors and is responsible for:

•	The appointment, compensation and oversight of our independent certified public accountants;

•	Reviewing with the independent certified public accountants the plans and results of the audit engagement;

•	Approving professional services provided by the independent certified public accountants;

•	Reviewing the independence of the independent certified public accountants;

•	Considering the range of audit and non-audit fees;

•	Reviewing the adequacy of our internal accounting controls; and

•	Reviewing our quarterly and annual financial statements, including controls over financial reporting.

Our audit committee’s charter is available on our Web site at www.ihrco.com and is attached to this proxy statement as Annex A. The current members of the audit committee are Messrs. Russell and McCurry and Ms. Doggett. Mr. McCurry is the chair of this committee. The audit committee met six times in 2005. All of the audit committee members attended at least 75 percent of the meetings except Ms. Doggett, who attended four of the meetings.

The board of directors has determined that no current member of the audit committee, and no other independent member of the board of directors, possesses all of the attributes of an “audit committee financial expert,” for the purposes of Item 401(h) of Regulation S-K. In accordance with New York Stock Exchange Rule 303A, the board of directors has determined that all of the current members of the audit committee are “financially literate” and that at least one member of the committee has “accounting or related financial management expertise.” The board of directors believes that the current members of the audit committee are well qualified to perform the functions for which the audit committee is responsible, notwithstanding the fact that they do not satisfy the stringent requirements of the definition of “audit committee financial expert.” The committee has the authority to engage independent legal counsel or other experts or consultants, including accountants, as it deems appropriate to carry out its responsibilities.

The Compensation Committee

The compensation committee consists of three independent directors and is responsible for recommending to the board of directors the compensation of our executive officers and for administering our employee incentive plans. Our compensation committee’s charter is available on our Web site at www.ihrco.com. The current members of the compensation committee are Messrs. Mikulich, McCurry and Russell. Mr. Mikulich is the chair of this committee. The compensation committee met three times in 2005. All of the compensation committee members attended each of the meetings.

The Investment Committee

Until April 3, 2006, when Mr. Weiser retired, the investment committee consisted of three directors. The committee is responsible for the review of investments proposed by our management and the approval of such investments up to $5 million. Investments in excess of $5 million are considered by the entire board of directors. The current members of the investment committee are Messrs. Alibhai and Russell. Mr. Alibhai is the chair of the committee. The investment committee met four times in 2005. All of the investment committee members attended at least 75 percent of the meetings.

The Corporate Governance and Nominating Committee

The corporate governance and nominating committee consists of three independent directors and is responsible for:

•	nominating all other members of our board of directors;

•	recommending membership for board committees;

•	reviewing board performance; and

•	recommending corporate governance guidelines to our board of directors and management.

Our corporate governance and nominating committee’s charter is available on our Web site at www.ihrco.com.  The current members of this committee are Ms. Doggett and Mr. Mikulich. Mr. Weiser was the chair of this committee until his retirement on April 3, 2006. A new chairperson has not yet been determined. During 2005, the corporate governance and nominating committee met once and all members attended that meeting.

In determining whether to nominate an incumbent director for re-election, the nominating and corporate governance committee assesses each incumbent’s current abilities and performance over the prior year. In nominating a new director, the committee will determine, at that time, the appropriate means to perform a search for a qualified candidate, which may include engaging outside consultants or search firms. When evaluating prospective candidates for director, regardless of the source of the nomination, the corporate governance and nominating committee will consider such factors as it deems appropriate, including:

•	the candidate’s judgment;

•	the candidate’s skill;

•	diversity considerations;

•	the candidate’s experience with businesses and other organizations of comparable size;

•	the interplay of the candidate’s experience with the experience of other board members; and

•	the extent to which the candidate would be a desirable addition to the board and any committees of the board.

The corporate governance and nominating committee will also use its best efforts to seek to ensure that the composition of the board at all times adheres to the independence requirements applicable to companies listed for trading on the NYSE. The corporate governance and nominating committee may consider candidates proposed by management, but it is not required to do so. Other than the foregoing, there are no stated minimum requirements for director nominees.

Our corporate governance and nominating committee does not currently have a formal policy regarding stockholder nominations of directors. However, we would be pleased to receive suggestions from stockholders about persons we should consider as possible members of the board of directors. Any suggestion of candidates for director should be sent to our Secretary and will be considered by the corporate governance and nominating committee.

Executive Session Meetings

Executive sessions or meetings of outside (non-management) directors without management present are held regularly (at least four times a year) to review the reports of the independent auditor, the criteria upon which the performance of the Chief Executive Officer and other senior managers is evaluated, the performance of the Chief Executive Officer against such criteria, the compensation of the Chief Executive Officer and other senior managers and other matters. Meetings are held from time to time with the Chief Executive Officer for a general discussion of relevant subjects. Mr. Russell is the chairman of the executive sessions. There were five executive sessions held during 2005.

Interested parties who wish to communicate directly with the non-management directors should address their communications to the attention of Mr. John J. Russell, Jr. c/o Christopher L. Bennett, Secretary, Interstate Hotels & Resorts, Inc., 4501 N. Fairfax Drive, Arlington, Virginia 22203. Mr. Russell will notify the board or the chairs of the relevant board committees as to those matters that he believes are appropriate for further action or discussion.

CORPORATE GOVERNANCE

We have adopted Corporate Governance Guidelines, which are available on our Web site at www.ihrco.com, along with the charter of our corporate governance and nominating committee. The corporate governance and nominating committee is responsible for reviewing, revising and ensuring compliance with the Guidelines and reporting any governance concerns to the board.

We have adopted a Code of Ethics applicable to our principal executive officer, principal financial officer and controller or principal accounting officer, and any person serving similar functions. A copy of our Code of Ethics, including our Compliance Affirmation for Principal Executive Officer and Senior Financial Officers, is available on our Web site at www.ihrco.com.

We have also adopted a Code of Conduct and Ethics for our directors which is available on our Web site at www.ihrco.com.

Copies of each of our Corporate Governance Guidelines, our Codes of Ethics and any committee charter mentioned in this proxy can also be obtained free of charge by written request to Christopher L. Bennett, Secretary, Interstate Hotels & Resorts, Inc., 4501 N. Fairfax Drive, Arlington, Virginia 22203.

Our board of directors has determined that six of our current directors are “independent” for purposes of New York Stock Exchange Rule 303A. A director that is referred to as being “independent” in this proxy statement has been determined by our board of directors to be independent for purposes of Rule 303A. As required by Rule 303A, a majority of the members of our board of directors are considered independent. Our independent directors are Ms. Doggett and Messrs. Alibhai, Flannery, McCurry, Mikulich and Russell.

As permitted by Rule 303A, we have adopted Categorical Standards of Director Independence, which are attached to this proxy statement as Annex B and available on our Web site at www.ihrco.com. Under the categorical standards, Ms. Doggett and Messrs. McCurry and Russell were determined to be independent. Our Categorical Standards of Director Independence also contemplate that the board may determine a director to be independent even if he or she does not meet all of the categorical standards. To that end, the board has concluded that Messrs. Alibhai, Flannery and Mikulich are independent even though they do not meet all of the categorical standards. Specifically, Messrs. Mikulich and Flannery do not meet all of the categorical standards because they are employed by Lehman Brothers Inc. Affiliates of Lehman Brothers own more than 5% of our common stock and have historically performed financial advisory services for our company, including as a lender to our company until January 2005, when we refinanced the loans to which these affiliates were parties. The audit committee determined that since (i) Messrs. Flannery and Mikulich did not directly have a 5% equity interest in our company and only provided loans to the company through their employer, and (ii) Lehman Brothers was not currently a lender or financial advisor of our company, Messrs. Flannery and Mikulich should be considered independent. More information on these transactions can be found in the “Corporate-Level Transactions with Officers and Directors or Their Related Entities” section of this proxy statement. The audit committee concluded that if Lehman Brothers again became a lender to, or financial advisor of, the company, the audit committee would reconsider whether Messrs. Flannery and Mikulich should continue to be considered independent. With regard to Mr. Alibhai, he does not meet all of the categorical standards because he has an equity interest in a joint venture, and the asset manager of the joint venture, which will pay our company more than $1 million of annualized management fees. Since the interest of Mr. Alibhai in the joint venture is passive and represents less than 5% of the equity in the joint venture and he has no involvement in the asset management responsibilities of the joint venture’s asset manager, the audit committee concluded that he should be considered independent. As part of the above analysis the Board concluded that none of the Company’s independent directors have material relationships with us. More information on this transaction can be found in the “Property-Level Transactions with Directors or Their Related Entities” sections of this proxy statement.

Messrs. Hewitt and Whetsell are not considered independent directors. Messrs. Hewitt and Whetsell are not independent because they have each been Chief Executive Officer of our Company, or one of our predecessor companies, at some point during the last five years and while in that position we have paid them in excess of $60,000 of annual direct compensation.

We have implemented a confidential hotline so that employees may report any concerns regarding corporate governance. The confidential hotline number is posted in our corporate offices and hotels, and we have implemented procedures to follow up on all claims reported to the hotline.

No contributions were made by us to any tax exempt organization in which any independent director serves as an executive officer.

Stockholders who wish to communicate with the board of directors or a particular director may send a letter to Christopher L. Bennett, Secretary, Interstate Hotels & Resorts, Inc. 4501 N. Fairfax Drive, Arlington, Virginia 22203. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

NON-EMPLOYEE DIRECTORS’ COMPENSATION

Directors, other than Mr. Whetsell, who are not our employees or employees of our subsidiaries are paid an annual fee of $20,000. Mr. Whetsell, our Chairman, receives an annual fee of $40,000. In addition, each non-employee director is paid $1,250 for attendance in person at each meeting of our board of directors; $1,000 for attendance in person at each meeting of a committee of our board of directors of which the director is a member and $500 for each telephonic meeting of our board of directors or a committee of which the director is a member. Non-employee directors may elect to receive all or a portion of their annual fees in shares of our common stock rather than cash. Directors who are our employees do not receive any fees for their service on the board of directors or committees. We reimburse all directors for their out-of-pocket expenses in connection with their service on the board of directors.

Options

Under our non-employee directors’ incentive plan, each non-employee director will be awarded an option to purchase 7,500 shares of our common stock upon initial commencement of service as a director, whether by appointment or initial election. After that, each independent director will be granted annually an option to purchase 5,000 shares of our common stock on the first business day following our annual meeting of stockholders. The exercise price of option grants will be 100% of the fair market value of our common stock on the date of grant, and options will vest in three annual installments. The exercise price may be paid in cash, cash equivalents acceptable to the compensation committee of the board, our common stock or any combination of them. Options granted under this plan, once vested, will be exercisable for 10 years from the date of grant. Upon termination of service as a director, options which have not vested will be forfeited and vested options may be exercised until they expire. All options will vest upon a change in control of our company. A maximum of 500,000 shares of our common stock may be issued under this plan. The share limitation and terms of outstanding awards may be adjusted, as the compensation committee deems appropriate, in the event of a stock dividend, stock split, combination, reclassification, recapitalization or other similar event. For more information about our non-employee directors’ incentive plan, please see the terms of that plan, which is filed as Exhibit 10.9 to our 2005 annual report on Form 10-K.

THE EXECUTIVE OFFICERS

The names, positions, business experience, terms of office and ages of our executive officers, other than Mr. Hewitt, whose biography is listed under “Election of Directors,” are as follows:

Names, Positions and	Served as an
Offices, and Business Experience	Officer Since	Age

CHRISTOPHER L. BENNETT	1998	36
Mr. Bennett is our Senior Vice President and General Counsel. Mr. Bennett has overseen the legal department of Interstate and its predecessors since 1998 and the human resources department since 2004. Mr. Bennett was also Senior Vice President and General Counsel of MeriStar Hospitality Corporation and oversaw its legal department from 1998 until January 2003. Prior to 1998, Mr. Bennett was an associate in New York City with Donovan Leisure Newton & Irvine and Thacher Proffitt & Wood.
H. LEE CURTIS	2003	41
Mr. Curtis became the President of our BridgeStreet Corporate Housing Worldwide division in August 2003. Prior to that, Mr. Curtis was Senior Vice President of BridgeStreet Operations from November 2000 to August 2003. Prior to that, Mr. Curtis was Regional Manager for Globe Business Resources in Dallas, Texas from November 1999 to November 2000, and in Detroit, Michigan from June 1998 to November 1999. Mr. Curtis was Regional Director for Village Green in Farmington Hills, Michigan from November 1994 to June 1998.
BRUCE A. RIGGINS	2006	34
Mr. Riggins became our Chief Financial Officer on April 17, 2006. From July 2005 to March 2006 Mr. Riggins was the Chief Financial Officer of Innkeepers USA Trust in Palm Beach, Florida. Prior to that, Mr. Riggins was employed at our Company as Treasurer from September 2004 to July 2005, at MeriStar Hospitality Corporation as Vice President, Strategic Planning and Analysis from January 2003 to September 2004, at our Company as Senior Director of Finance from January 2002 to December 2002 and as Director of Finance from October 1998 to December 2001.

J. William Richardson was our Chief Financial Officer until his retirement on April 17, 2006. Paul J. Burke was our President, Hotels until he resigned effective as of April 21, 2006.

EXECUTIVE COMPENSATION

The following table sets forth all compensation paid during 2005 to our Chief Executive Officer and our other most highly compensated executive officers as of December 31, 2005.

		Annual Compensation					Long-Term Compensation
					Other		Restricted		Securities
					Annual		Stock		Underlying	LTIP	All Other
		Salary	Bonus		Compensation		Awards		Options	Payouts	Compensation
Name and Principal Position	Year	($)	($)(7)		($)		($)		(#)	($)	($)

Thomas F. Hewitt(1)	2005	323,077	883,654	(1)	—		450,000	(1)	17,000	—	996,103	(4)
Chief Executive	2004	—	—		—		—		—	—	1,011,153	(4)
Officer	2003	—	—		—		—		—	—	926,832	(4)
J. William Richardson(2)	2005	370,577	402,795		69,735	(5)	236,000	(2)	—	—	2,538	(6)
Former Chief	2004	313,462	165,577		79,054		291,000		100,000	—	—
Financial Officer	2003	—	—		—		—		—	—	—
Paul J. Burke(8)	2005	290,000	242,309		—		—		—	—	5,127	(6)
Former President, Hotels	2004	250,000	87,500		—		25,001		—	—	—
	2003	182,212	90,000		—		—		15,000	—	—
H. Lee Curtis	2005	228,289	173,368		—		—		—	—	2,595	(6)
President, BridgeStreet	2004	225,000	15,000		—		22,502		—	—	—
	2003	193,270	30,700		—		—		20,000	—	—
Christopher L. Bennett	2005	199,270	104,118		—		94,400	(3)	—	—	3,642	(6)
SVP & General Counsel	2004	189,827	75,931		—		18,998		—	—	—
	2003	175,000	28,000		—		—		—	—	—

Notes:

(1)	Mr. Hewitt became our Chief Executive Officer in February 2005. In October 2005, Mr. Hewitt was granted 100,000 shares of restricted stock under our employee incentive plan. The value of the shares on the grant date was $4.50 per share, for an aggregate value of $450,000. These shares vest over three years in equal installments. No dividends have been paid on these shares. The bonus amount includes a one time $500,000 payment made pursuant to Mr. Hewitt’s employment agreement.

(2)	Mr. Richardson retired effective April 17, 2006. In April 2005, Mr. Richardson was granted 50,000 shares of restricted stock under our employee incentive plan. The value of the shares on the grant date was $4.72 per share, for an aggregate value of $236,000. These shares vest over one year. No dividends have been paid on these shares.

(3)	In April 2005, Mr. Bennett was granted 20,000 shares of restricted stock under our employee incentive plan. The value of the shares on the grant date was $4.72 per share, for an aggregate value of $94,400. These shares vest over three years in equal installments. No dividends have been paid on these shares.

(4)	In connection with our 2002 merger with Old Interstate, Mr. Hewitt, who was then Chief Executive Officer of Old Interstate, had a contractual right to a lump sum severance payment which he agreed to receive in the form of monthly payments beginning with the merger date through January 2006. Also included under “All Other Compensation” are Board fees Mr. Hewitt received before rejoining us as Chief Executive Officer in February 2005, and other ancillary benefits he receives, such as life insurance.

(5)	Represents payments made for country club membership dues and officer’s life insurance.

(6)	The payments represent distributions made for vested company contributions for our Executive Real Estate Fund as well as term life insurance payments.

(7)	Bonus amounts represent payments made under each executive officers’ employment agreement, to the extent that the executive is a party to such an agreement.

(8)	Mr. Burke resigned effective April 21, 2006.

Option/SAR grants in last fiscal year

The following table sets forth information concerning the options granted to those persons listed in the summary compensation table above in the last completed fiscal year. This table does not include Mr. Riggins, our current CFO, as he began his tenure in that position on April 17, 2006. Unless otherwise noted, the information in this table for these executive officers relates to options to purchase shares of our common stock that were granted in 2005. All options granted vest ratably over three years.

Number of
	Securities	Percent of Total	Potential Realizable Value at Assumed Annual
	Underlying	Options/SARs	Rates of Stock Appreciation for Option Term(1)
	Options/SARS	Granted to	Exercise Price
Name	Granted(1)	Employees in 2005	$/share	Expiration Date	5%($)	10%($)

Thomas F. Hewitt	17,000	16.7%	4.58	4/4/2015	126,800	201,900
J. William Richardson(2)	—	—	—	—	—	—
Paul J. Burke(2)	—	—	—	—	—	—
H. Lee Curtis	—	—	—	—	—	—
Christopher L. Bennett	—	—	—	—	—	—

Notes:

(1)	In accordance with the rules of the Securities and Exchange Commission, these amounts are the hypothetical gains or “option spreads” that would exist based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

(2)	Mr. Richardson retired effective April 17, 2006. Mr. Burke resigned effective April 21, 2006.

Aggregated option exercises in last fiscal year and fiscal year-end option values

None of the executive officers listed in the summary compensation table above exercised any options during 2005. The following table sets forth information concerning the year-end number and value of unexercised options with respect to each of these persons as of December 31, 2005.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		in-the-Money Options
	Shares Acquired	Value	Options at Fiscal Year-End		at Fiscal Year-End(1)
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas F. Hewitt	—	—	—	17,000	—	—
J. William Richardson(2)	—	—	100,000	—	—	—
Paul J. Burke(2)	—	—	10,000	5,000	—	—
H. Lee Curtis	—	—	20,834	6,666	$2,800	—
Christopher L. Bennett	—	—	26,150	—	$13,100	—

Notes:

(1)	Value of Unexercised in-the-Money Options is based on a market price of $4.37, which was the closing price on December 31, 2005.

(2)	Mr. Richardson retired effective April 17, 2006. Mr. Burke resigned effective April 21, 2006.

Employee Incentive Plans

Each of our employees or employees of our affiliates, including employees who are directors of our company or our affiliates, or any other person whose efforts contribute to our performance or the performance of our affiliates, is eligible to participate in our employee incentive plan. The employee incentive plan permits the grant of stock options, stock awards, incentive awards or performance shares to eligible employees or other individuals. In the event of a change in control of our company, all outstanding options and awards under the employee incentive plan will become fully vested and/or exercisable.

The plan is administered by the compensation committee of our board of directors. The compensation committee has the authority to determine the persons to whom options and restricted shares will be granted and, subject to the plans, the terms and amount of options and restricted shares granted.

In no event may the total number of shares of common stock covered by grants under the plans exceed 15% of the number of our issued and outstanding common shares as of the end of the preceding calendar year. In addition, not more than 30% of the grants under the plans may be in the form of restricted stock and not more than 1,500,000 shares issuable under the employee incentive plan may be subject to incentive stock options.

An optionee has no rights as a stockholder with respect to any shares covered by his or her options until the date of issuance of a stock certificate to him or her for such shares. No option is exercisable more than 90 days after termination of employment unless otherwise agreed to by us.

Employment Agreements

Below are summaries of the employment agreements between the Company and our named Executive Officers. Mr. Burke resigned as President, Hotels effective April 21, 2006, and did not have an employment agreement in effect during 2005.

Thomas F. Hewitt, our Chief Executive Officer, entered into an employment agreement with us on October 14, 2005. The agreement is effective as of February 17, 2005. Under the agreement, Mr. Hewitt will serve for an initial term of three years. The agreement automatically renews on a year-to-year basis after the initial three years unless terminated in accordance with certain provisions of the agreement. Mr. Hewitt is paid an annual base salary of $400,000, which may be increased from time to time, and is eligible for an annual bonus equal to an amount between 0% and 150% of his base salary, depending upon the achievement of predefined performance goals. Mr. Hewitt was eligible for an additional one time bonus of up to $500,000 which we paid in full in April 2006 based on the company meeting all criteria agreed to by the Board relating to the Company’s performance during 2005. Mr. Hewitt is also eligible to participate in employee incentive and benefit plans, as established by the compensation committee, including minimum annual restricted stock grants of 50,000 shares, up to $10,000 annually towards the premium of a life insurance policy and up to $15,000 annually towards the premium of a disability policy. Mr. Hewitt also receives an annual car allowance of $12,000. In connection with Mr. Hewitt’s move to the Washington, D.C. area at the commencement of his employment he received a relocation allowance of $125,000. Mr. Hewitt continued to receive the benefits he was scheduled to receive through January 2006 under the severance terms he agreed to in connection with the 2002 merger that created the Company. These severance benefits include monthly payments of $75,750, which includes a car allowance of $750. The agreement may be terminated with or without cause by us, and with or without “good reason” by Mr. Hewitt. If his employment is terminated by the Company other than for cause, or by Mr. Hewitt for “good reason,” we will provide him with the following severance benefits: 1) Mr. Hewitt will be paid two times the sum of his annual salary and the amount of his bonus for the preceding year; 2) all his benefits; 3) all his unvested restricted stock and stock options will immediately vest and become free of all contractual restrictions and the rights to exercise the options will continue for one year following the termination; and 4) we will continue to provide health and dental benefits for 18 months, or until he obtains benefits from another employer. If the agreement is terminated due to Mr. Hewitt’s death or disability, he or his heir will receive the following benefits: (i) payment for one year of any compensation due Mr. Hewitt under his employment contract; (ii) immediate vesting of any unvested portion of the executive’s stock options and the rights to exercise those options and all previously vested and unexercised options continue for one year following termination; and (iii) shares of restricted stock previously granted shall vest and become free from all contractual restrictions.

J. William Richardson, our Chief Financial Officer until his retirement effective April 17, 2006, entered into an amended and restated employment agreement with us on October 14, 2005. The agreement was effective as of May 1, 2005. Under the agreement, Mr. Richardson was to serve for a term of three years. The agreement automatically renewed on a year-to-year basis after the first three years unless terminated in accordance with certain provisions of the agreement. Mr. Richardson was paid an annual base salary of $375,000 and was eligible for an annual bonus equal to an amount between 0% and 150% of his base salary, depending upon the achievement of predefined performance goals. He was also eligible to participate in employee incentive and benefit plans, as determined by the compensation committee. We agreed to pay up to $7,500 annually towards the premium of a life insurance policy and up to $7,500 annually towards the premium of a disability policy. As of the effective date, Mr. Richardson received a one-time bonus of $63,000. In connection with this agreement, all grants of options and restricted stock issued to Mr. Richardson during 2004 became fully vested. The agreement was terminable with or without cause by us, and with or without “good reason” by Mr. Richardson. If his employment was terminated by the Company other than for cause, or by Mr. Richardson for “good reason,” we would have provided him with the following severance benefits: 1) Mr. Richardson would be paid two times the sum of his annual salary and the amount of his bonus for the preceding year; 2) all his unvested stock options would immediately vest and become exercisable for one year; 3) all his unvested restricted stock would immediately vest and become free of all contractual restrictions; and 4) we would continue to provide health and dental benefits for 18 months, or until he obtained benefits from another employer. In connection with a termination relating to a change of control of the Company, Mr. Richardson’s two year’s severance would be based upon a full bonus potential of 150% of his base salary. If the agreement was terminated due to Mr. Richardson’s death or disability, he or his heir would have received the following benefits: i) payment for one year of any compensation due Mr. Richardson under his employment contract; ii) immediate vesting of any unvested portion of the executive’s stock options and restricted stock and the rights to exercise those options and all previously vested and unexercised options continue for one year after they vest; and iii) shares of restricted stock previously granted would become free from all contractual restrictions.

Bruce A. Riggins became our Chief Financial Officer on April 17, 2006, at which time he entered into an employment agreement with us. Under the agreement, Mr. Riggins will serve for an initial term of three years. The agreement automatically renews on a year-to-year basis after the initial three years unless terminated in accordance with certain provisions of the agreement. Mr. Riggins will be paid an annual base salary of $325,000, which may be increased from time to time, and will be eligible for an annual bonus equal to an amount between 0% and 125% of his base salary, depending upon the achievement of predefined performance goals. Mr. Riggins is also eligible to participate in employee incentive and benefit plans, as determined by the compensation committee, including (i) a restricted stock grant of 25,000 shares, which vests upon commencement of his employment, (ii) a restricted stock grant of 40,000 shares, which vests over three years, and (iii) up to $7,500 annually towards the premium of a life insurance policy. In connection with his relocation to the Washington, D.C. area, Mr. Riggins is expected to receive a relocation allowance of approximately $75,000. Mr. Riggins is also eligible to participate in employee incentive plans, as established by the compensation committee. The agreement may be terminated with or without cause by us, and with or without “good reason” by Mr. Riggins. If his employment is terminated by the Company other than for cause, or by Mr. Riggins for “good reason,” we will provide him with the following severance benefits: 1) Mr. Riggins will be paid one times the sum of his annual salary and the amount of his bonus for the preceding year (the multiplier will increase to two times in connection with a change of control); 2) all his unvested stock options will immediately vest and become exercisable for one year; 3) all his unvested restricted stock will immediately vest and become free of all contractual restrictions; and 4) we will continue to provide health and dental benefits for 18 months, or until he obtains benefits from another employer. If the agreement is terminated due to Mr. Riggins’s death or disability, he or his heir will receive the following benefits: (i) payment for one year of any compensation due Mr. Riggins under his employment contract; (ii) immediate vesting of any unvested portion of the executive’s stock options and the rights to exercise those options and all previously vested and unexercised options continue for one year after they vest; and (iii) shares of restricted stock previously granted shall become free from all contractual restrictions.

Christopher L. Bennett, our Senior Vice President, General Counsel and Secretary entered into an employment agreement with us as of May 11, 2005. Under the agreement, Mr. Bennett will serve for an initial term of three years. The agreement automatically renews on a year-to-year basis after the initial term unless terminated in accordance with certain provisions of the agreement. Mr. Bennett is paid an annual base salary of $200,000, which may be increased from time to time, and is eligible for an annual bonus equal to an amount between 0% and 75% of his base salary, depending upon the achievement of predefined performance goals. He is also eligible to participate in employee incentive plans, as established by the compensation committee. The agreement may be terminated with or without cause by us, and with or without “good reason” by Mr. Bennett. If his employment is terminated by the Company other than for cause, or by Mr. Bennett for “good reason,” we will provide him with the following severance benefits: 1) Mr. Bennett will be paid one times the sum of his annual salary and the amount of his bonus for the preceding year (the multiplier will increase to two times in connection with a change of control); 2) all his unvested stock options will immediately vest and become exercisable for one year; 3) all his unvested restricted stock will immediately vest and become free of all contractual restrictions; and 4) we will continue to provide health and dental benefits for 18 months, or until he obtains benefits from another employer. If the agreement is terminated due to Mr. Bennett’s death or disability, he or his heir will receive the following benefits: (i) payment for one year of any compensation due Mr. Bennett under his employment contract; (ii) immediate vesting of any unvested portion of the executive’s stock options and the rights to exercise those options and all previously vested and unexercised options continue for one year after they vest; and (iii) shares of restricted stock previously granted shall become free from all contractual restrictions.

H. Lee Curtis, our President — BridgeStreet Corporate Housing Worldwide, entered into an employment agreement with us as of August 18, 2003. Under the agreement, Mr. Curtis will serve for an initial term of three years. The agreement automatically renews on a year-to-year basis after the initial term unless terminated in accordance with certain provisions of the agreement. Mr. Curtis is paid an annual base salary of $225,000, which may be increased from time to time, and is eligible for an annual bonus equal to an amount between 0% and 80% of his base salary, depending upon the achievement of predefined performance goals. He is also eligible to participate in employee incentive plans, as established by the compensation committee. The agreement may be terminated with or without cause by us, and with or without “good reason” by Mr. Curtis. If his employment is terminated by the Company other than for cause, or by Mr. Curtis for “good reason,” we will provide him with the following severance benefits: 1) Mr. Curtis will be paid one times the sum of his annual salary and the amount of his bonus for the preceding year (the multiplier will increase to two times in connection with a change of control); 2) all his unvested stock options will immediately vest and become exercisable for one year; 3) all his unvested restricted stock will immediately vest and become free of all contractual restrictions; and 4) we will continue to provide health and dental benefits for 18 months, or until he obtains benefits from another employer. If the agreement is terminated due to Mr. Curtis’ death or disability, he or his heir will receive the following benefits: (i) payment for one year of any compensation due Mr. Curtis under his employment contract; (ii) immediate vesting of any unvested portion of the executive’s stock options and the rights to exercise those options and all previously vested and unexercised options continue for one year after they vest; and (iii) shares of restricted stock previously granted shall become free from all contractual restrictions.

COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

Our executive compensation program provides competitive levels of compensation designed to integrate pay with our annual and long-term performance goals. Underlying this objective are the following concepts: supporting an individual pay-for-performance policy that differentiates compensation levels based on corporate and individual performance; motivating key senior officers to achieve strategic business objectives and rewarding them for that achievement; providing compensation opportunities that are competitive to those offered in the marketplace, thus allowing us to compete for and retain talented executives who are critical to our long-term success; and aligning the interests of our executives with the long-term interests of our stockholders.

In the interest of balancing all key stockholder interests, the compensation committee believes that the compensation of our executive officers, along with the compensation of other officers, should consist of a combination of base salary, short-term annual incentive bonus and long-term compensation. While these elements are balanced in total in comparison to other comparable organizations, the compensation committee believes that potential compensation in the form of performance-related variable compensation should be emphasized. Variable compensation will be both short-term and long-term based. The resulting total package has been designed to reward officers for the creation of long-term stockholder value.

Base Salary

In determining the appropriate amount of fixed base pay for our executive officers, the compensation committee compared our executive officer base salaries with those paid to other executives in the hospitality industry.

Incentive Bonus

Our corporate employees are eligible to receive cash bonuses upon fulfillment of predetermined corporate and individual goals. Each of our executive officers who is a party to an employment agreement received a bonus for fiscal year 2005 in accordance with the terms of their agreement. Full bonus payouts will be made in the future only if performance goals are exceeded. Bonuses may not be available if minimum performance goals are not met.

Restricted Stock Grants and Stock Options

Stock options, stock appreciation rights and restricted shares are granted to our officers and other key employees under our employee incentive plan as incentives to promote long-term growth and increase stockholder value. The compensation committee believes that the grant of restricted stock and options focuses attention on managing the company from the perspective of an owner with an equity stake in the business. Since the value of an option bears a direct relationship to our stock price, it serves as an effective long-term incentive. As Chief Executive Officer, Mr. Hewitt received a grant of 100,000 shares of restricted stock during 2005 which vest over three years.

Deferred Compensation

We maintain a deferred compensation plan for certain executives by depositing amounts into trusts for the benefit of the participating employees. Amounts in the trusts earn investment income, which serves to increase the corresponding deferred compensation obligation. Investments, which are recorded at market value, consist principally of mutual funds.

Chief Executive Officer Compensation

The compensation committee approved Mr. Hewitt’s employment agreement, including his salary, bonus compensation, other perquisites, and severance package. The compensation committee expects that Mr. Hewitt will also be eligible for stock and option awards under our incentive plan, and the compensation committee will administer those awards. We believe Mr. Hewitt’s compensation received from us is comparable to the compensation received by other chief executive officers in the hospitality industry. For further information regarding Mr. Hewitt’s employment agreement, please see the section entitled “Employment Agreements.”

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code, generally limits the deductibility on our tax return of compensation over $1 million to any of our officers unless the compensation is paid pursuant to a plan that is performance-related, non-discriminatory and has been approved by our stockholders. The compensation committee’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted. The compensation committee has the authority to award compensation in excess of the $1 million limit, regardless of whether that compensation will be deductible, if the compensation committee determines in good faith that the compensation is appropriate to incentivize and compensate the recipient.

The Compensation Committee

Raymond C. Mikulich — Chair
James B. McCurry
John J. Russell, Jr.

PERFORMANCE GRAPH

The following graph compares the cumulative annual return of our common stock since December 31, 2000, with the cumulative total return of the New York Stock Exchange Market Value Index, a market value-weighted measure of stock market changes for all stocks listed on the New York Stock Exchange (“NYSE”), and our peer group index over the same period, assuming an initial investment of $100 on December 31, 2000, with all dividends reinvested. The peer group consists of Hilton Hotels Corporation, Marriott International Inc., Starwood Hotels & Resorts Worldwide, Inc. and Choice Hotels International, Inc. We believe that the peer group represents our principal competitors in the hotel management segment of the hospitality industry. In addition, the peer group is composed of publicly traded companies whose principal lines of business are comparable to those of ours.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG INTERSTATE HOTELS & RESORTS,
NYSE MARKET INDEX AND PEER GROUP INDEX

ASSUMES $100 INVESTED ON DEC. 31, 2000
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2005

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

At the Annual Meeting, the stockholders will vote on the ratification of the appointment of KPMG LLP, certified public accountants, as independent certified public accountants to audit our accounts and those of our subsidiaries for the fiscal year ending December 31, 2006.

The audit committee has appointed KPMG to serve as our independent certified public accountants for 2006. KPMG has been our independent certified public accountants since 1998. A representative of KPMG will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires. KPMG will be available to answer appropriate questions.

The following fees were paid to KPMG, our independent certified public accountants, for the years ended December 31, 2005 and 2004:

	2005		2004

Audit fees	$848,468	(1)	$865,885	(1)
Audit-related fees	71,500	(2)	88,262	(2)
Tax fees	15,586	(3)	15,389	(3)
All other fees	18,068	(4)	157,707	(5)

Total fees:	$953,622		$1,127,243

Notes:

(1)	Audit fees include the audit of the Company’s annual financial statements, the certified public accountants’ review of the Company’s quarterly financial statements, including the certified public accountants’ report on the effectiveness of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-related fees include audits of our employee benefit plans.

(3)	Tax fees include tax consultation fees.

(4)	All other fees include filing of turnover certificates for a foreign subsidiary.

(5)	All other fees include $101,355 for costs related to a contemplated transaction, and fees of $56,352 for services provided to a subsidiary organization.

Our audit committee evaluates and considers whether any financial information systems, design and implementation services and other non-audit services provided by KPMG to us are compatible with maintaining KPMG’s independence pursuant to New York Stock Exchange and Securities and Exchange Commission rules and regulations.

Required Vote

The ratification of the appointment of the independent certified public accountants requires an affirmative vote of holders of a majority of the shares present at the Annual Meeting in person or by proxy.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

REPORT OF THE AUDIT COMMITTEE

The audit committee of our board of directors is responsible for providing independent, objective oversight of our accounting functions and internal controls. The audit committee is composed of three directors, each of whom is independent as defined by the independence criteria under Section 301 of the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange rules. The audit committee operates under a written charter approved by our board of directors.

Management is responsible for our internal control over financial reporting and financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements and management’s report on internal control over financial reporting in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes. In performing these responsibilities, the audit committee necessarily relies on the work and assurances of our management and the independent accountants.

In connection with these responsibilities, the audit committee reviewed and discussed with management and the independent accountants the December 31, 2005 financial statements and management’s assessment of the effectiveness of our internal controls over financial reporting. The audit committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The audit committee also received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee discussed with the independent accountants that firm’s independence.

Based upon the audit committee’s discussions with management and the independent accountants, and the audit committee’s review of the representations of management and the independent accountants, the audit committee recommended to our board of directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission.

The Audit Committee

James B. McCurry — Chair
John J. Russell, Jr.
Leslie R. Doggett

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Transactions with MeriStar Hospitality

As of December 31, 2005, MeriStar Hospitality Corporation was the owner of 61 hotels that we manage. Mr. Whetsell, our Chairman, is the Chief Executive Officer and a director and stockholder of MeriStar. During 2005, we recorded $23.9 million in management and termination fees from MeriStar. On February 21, 2006, MeriStar announced that it had entered into a definitive agreement to be acquired by affiliates of The Blackstone Group. The acquisition is expected to close during the second quarter of 2006. Our management agreements for 45 of the hotels Blackstone will acquire as a result of transaction are currently in place and were not affected by the transaction, and Blackstone entities have and will have the same rights and duties (including with respect to budget setting, asset management and termination) as MeriStar under those contracts. We are currently in discussions with Blackstone as to its plans for MeriStar and the 45 hotels. The 45 hotels represent approximately 13,400 rooms and accounted for $13.8 million in management fees in 2005.

We incur day-to-day operating costs that are shared with and reimbursed by MeriStar. The balance due from MeriStar as of December 31, 2005, was $5.6 million and includes management fees for each hotel we operate for MeriStar, and reimbursements for insurance, employee benefits, sales and marketing expenses and other miscellaneous operating expenses. These amounts are normally paid within 30 days.

In November 2005 we purchased from MeriStar the Hilton Durham near Duke University for the purchase price of $13.3 million. The hotel, which has 195 guest rooms and 10,000 square feet of recently-renovated meeting space, is easily accessible from the Raleigh/Durham Airport, as well as the area’s major universities.

Corporate-Level Transactions with Officers and Directors or Their Related Entities

Interstate Operating Company, L.P. (formerly known as MeriStar H&R Operating Company, L.P.), our subsidiary operating partnership, of which we are the general partner, indirectly holds a substantial portion of all of our assets. On July 31, 2002, MeriStar H&R Operating Company, L.P. entered into a Senior Secured Credit Agreement, for a maximum amount of $113.0 million, with Lehman Brothers Inc. and various other lenders and other parties. Lehman Brothers was the joint lead arranger, book runner, and co-syndication agent. Messrs. Mikulich and Flannery, two of our directors, are employed by Lehman Brothers. On January 14, 2005, we entered into an amended and restated senior secured credit facility with various lenders. The amended and restated senior secured credit facility replaces our prior senior secured credit facility and Lehman Brothers is not affiliated with the new facility.

In January 2003, we entered into a $40.0 million subordinated term loan with Lehman Commercial Paper, Inc., an affiliate of Lehman Brothers. On January 14, 2005, we used a portion of the proceeds from our new amended and restated senior secured credit facility to payoff the subordinated term loan.

We hold a non-controlling 0.5% general partnership interest and a non-controlling 9.5% limited partnership interest in MIP Lessee, L.P., a joint venture between entities related to Oak Hill Capital Partners, L.P. and us. MIP Lessee owns seven full-service hotels. The joint venture had borrowed an aggregate of $143.7 million of non-recourse loans from Lehman Brothers Holdings, an entity related to Lehman Brothers. MeriStar Hospitality has a $40.0 million investment in the joint venture. The non-recourse loans from Lehman Brothers Holdings were refinanced in February 2005 with a new debt facility with which Lehman Brothers is not affiliated. We received net management fees of approximately $1.8 million for the year ended December 31, 2005, from the hotels owned by this joint venture.

Property-Level Transactions with Directors or Their Related Entities

We held a 25% non-controlling equity interest in and manage the Houston Astrodome/Medical Center Residence Inn by Marriott in Houston, Texas. Mr. Alibhai, one of our directors, held a 22.46% ownership interest in the hotel. The net management fees earned from this hotel amounted to approximately $257,000 for the year ended December 31, 2005. This hotel was sold during December 2005, but we have retained management with the new ownership group. Mr. Alibhai is not part of the new ownership group.

We hold a 49.5% non-controlling equity interest in two limited partnerships that owned seven Marriott-branded hotels and one Hampton Inn hotel in which we made a total investment of approximately $8.7 million. FelCor Lodging Trust owns the remaining 50.5% of the partnerships. The partnerships had borrowed an aggregate of $52.3 million of non-recourse loans from Lehman Brothers Bank, FSB, an entity related to Lehman Brothers. These borrowings are secured by the partnerships’ hotels. In March 2005, the lenders, with the JV’s acquiescence, initiated foreclosure proceedings, which were completed in September 2005. The JV no longer holds title to any of the hotel assets and has no other operations. In 2005, we received an aggregate of approximately $256,000 in management fees from these hotels.

In March 2005 we signed management agreements to operate 22 full-service hotels owned by a joint venture of which 5.5% of the equity is owned by affiliates of two of our then-directors, Messrs. Alibhai and Weiser. Mr. Weiser retired from our board on April 3, 2006. An affiliate of Messrs. Alibhai and Weiser is also acting as the asset manager for these 22 hotels. Messrs. Alibhai and Weiser are not involved in the asset management responsibilities for the hotels. As of December 31, 2005, only 15 hotels remained in this portfolio. In February 2006, we received notice from the owner of the portfolio of its intention to terminate the management agreement for the remaining hotels effective May 1, 2006, so that an affiliate of the asset manager could take over management.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 10, 2006, by (i) all persons known by us to own beneficially more than 5% of our common stock, (ii) each director who is a stockholder, (iii) each of our named executive officers, and (iv) all directors and executive officers as a group.

	Shares
	Beneficially Owned
Name & Address of Beneficial Owner	Number	Percentage

Holders of 5% or more of our Common Stock:
Lehman Brothers Holdings Inc.(4)	3,864,787	12.5%
Wellington Management Company, LLP(1)	2,339,500	7.6%
High Rise Capital Advisors, L.L.C.(2)	1,755,676	5.7%
Dimensional Fund Advisors, Inc.(3)	1,560,679	5.0%
Executive Officers and Directors:
Karim J. Alibhai (5)(10)	907,154	2.9%
Christopher L. Bennett(14)	68,931	*
Paul Burke(15)	39,933	*
H. Lee Curtis(6)	38,682	*
Leslie R. Doggett(7)	18,998	*
Joseph J. Flannery (8)(10)	3,882,285	12.5%
Thomas F. Hewitt(9)	249,859	*
James B. McCurry(11)	22,000	*
Raymond C. Mikulich (8)(10)	3,882,285	12.5%
J. William Richardson(12)	185,902	*
John J. Russell, Jr.(10)	17,498	*
Paul W. Whetsell(13)	678,260	2.2%
Executive officers and directors as a group (10 persons)	5,523,369	17.8%

Notes:

*	Represents less than 1% of the class.

(1)	Beneficial ownership information is based on the Schedule 13G filed by Wellington Management Company, LLP (located at 75 State Street, Boston, MA 02109), filed on February 14, 2006.

(2)	Beneficial ownership information is based on the Schedule 13G filed by High Rise Capital Management, LP (located at 535 Madison Avenue, 26th Floor, New York, NY 10022), filed on February 13, 2006.

(3)	Beneficial ownership information is based on the Schedule 13G filed by Dimensional Fund Advisors, Inc. (located at 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401), filed on February 6, 2006.

(4)	Beneficial ownership information is based on the Schedule 13D/A filed on October 7, 2004. The following entities beneficially own shares covered by this Schedule 13D/A filing: (i) LB Interstate GP, LLC; (ii) LB Interstate LP, LLC; (iii) PAMI, LLC; (iv) Property Asset Management, Inc.; (v) Lehman ALI, Inc.; (vi) Lehman Brothers Holdings Inc..; (vii) DEL-IHC, LLC; (viii) Donald E. Lefton; (ix) SMW-IHC, LLC; (x) Sherwood M. Weiser; (xi) KFP Interstate Associates, LLC; (xii) KFP Interstate, LLC; (xiii) Grosvenor, LC; (xiv) Quadrangle Trust Company (BVI) Limited, as Trustee of the Newlyn Trust; (xv) KFP Holdings, Ltd.; (xvi) Karim Alibhai; (xvii) KFP/LB IHR II, LP; (xviii) KFP/LB IHR GP, LLC; (xix) KA/LB IHR II, LP; (xx) KA/LB IHR GP, LLC; (xxi) CG Ventures/LB IHR II, LP; (xxii) CG Ventures/LB IHR GP, LLC; (xxiii) Haider Alibhai Ukani; (xxiv) SMW/LB IHR II, LP; (xxv) SMW/LB IHR GP, LLC; (xxvi) DEL/LB IHR II, LP; (xxvii) DEL/LB IHR GP, Inc.; (xxviii) PS/LB IHR II, LP; (xxix) PS/LB IHR GP, Inc.; and (xxx) Peter Sibley.

(5)	Beneficial ownership of 889,656 shares is based on the Schedule 13D/A filed on October 7, 2004. See Note (4) above.

(6)	Includes 16,402 unvested restricted shares and 20,834 options that have not vested.

(7)	Beneficial ownership includes 18,998 options that have vested.

(8)	Beneficial ownership of 3,864,787 shares is based on the Schedule 13D/A filed on October 7, 2004. See Note (4) above.

(9)	Includes 66,667 unvested restricted shares and 5,667 vested options.

(10)	Beneficial ownership includes 17,498 options that have vested.

(11)	Beneficial ownership includes 22,000 options that have vested.

(12)	Includes 100,000 options that have vested.

(13)	Includes 325,000 options that have vested.

(14)	Includes 33,333 unvested restricted shares and 26,150 options that have vested.

(15)	Includes 18,225 unvested restricted shares and 15,000 options that have vested.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of the issued and outstanding shares of our common stock, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish us copies of all Section 16(a) forms they file.

Based on a review of the copies of the forms furnished to us or representations by reporting persons, all of the filing requirements applicable to our officers, directors and greater than 10% stockholders were met for fiscal year 2005 except for the Form 4 filed for Mr. Richardson on November 14, 2005.

STOCKHOLDERS SHARING AN ADDRESS

Stockholders sharing an address with another stockholder may receive only one set of proxy materials at that address unless they have provided contrary instructions. Any such stockholder who wishes to receive a separate set of proxy materials now or in the future may write or call the company to request a separate copy of these materials from Christopher L. Bennett, Secretary, at Interstate Hotels & Resorts, Inc., 4501 N. Fairfax Drive, Arlington, Virginia 22203. Similarly, stockholders sharing an address with another stockholder who have received multiple copies of the company’s proxy materials may write or call the above address and phone number to request delivery of a single copy of these materials.

MISCELLANEOUS

Annual Report

Our Annual Report, including financial statements for the fiscal year ended December 31, 2005, is being forwarded to each stockholder with this Proxy Statement.

Stockholder Proposals for Next Annual Meeting

If any of our stockholders intends to present a proposal for consideration at our next Annual Meeting of Stockholders and wishes to have such proposal in the Proxy Statement distributed by our board of directors with respect to such meeting, such proposal must be received at our principal executive offices located at 4501 N. Fairfax Drive, Arlington, Virginia 22203, Attention: Christopher L. Bennett, Secretary, not later than the 120th day prior to the first anniversary of the date of this year’s proxy statement. Accordingly, a stockholder nomination or proposal intended to be included in the Proxy Statement for consideration at the 2007 Annual Meeting must be received by the Secretary prior to the close of business on December 31, 2006. In accordance with our by-laws, assuming the 2007 annual meeting of stockholders is held on June 1, 2007, proposals of stockholders made outside of Rule 14a-8 under the Exchange Act (which the Company will not be required to include in its proxy material) must be submitted not later than April 2, 2007, and not earlier than March 3, 2007; provided, however, that if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, such advance notice shall be given not more than ten days after such date is first so announced or disclosed.

Other Matters

Our board of directors does not know of any business to be presented for consideration at the Annual Meeting or any adjournment thereof other than as stated in the Notice of Annual Meeting of Stockholders. The affirmative vote of the holders of a majority of the shares of our common stock represented at the Annual Meeting or any adjournment thereof and actually voted would be required with respect to any such other matter that is properly presented and brought to a stockholder vote.

Christopher L. Bennett
Secretary

April 25, 2006

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE COMPANY’S FISCAL YEAR ENDED DECEMBER 31, 2005, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND AS AMENDED TO DATE, WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO CHRISTOPHER L. BENNETT, SECRETARY, INTERSTATE HOTELS & RESORTS, INC., 4501 N. FAIRFAX DRIVE, ARLINGTON, VIRGINIA 22203.

ANNEX A

INTERSTATE HOTELS & RESORTS, INC.

AUDIT COMMITTEE CHARTER

I.	Purpose

The primary objective of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (a) the financial statements and other financial information provided by the Company to its stockholders, the public and others, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditors’ qualifications and independence and (d) the performance of the Company’s internal audit function and independent auditors.

Although the Audit Committee has the powers and responsibilities set forth in this Charter, the role of the Audit Committee is oversight. The members of the Audit Committee are not full-time employees of the Company and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. Consequently, it is not the duty of the Audit Committee to conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

II.	Organization

The Audit Committee shall consist of three or more directors, each of whom shall satisfy the independence, financial literacy and experience requirements of Section 10A of the Securities Exchange Act, the New York Stock Exchange and any other regulatory requirements.

The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating & Governance Committee.

The Audit Committee may form and delegate authority to subcommittees when appropriate.

III.	Meetings

The Audit Committee shall meet at least four times per year on a quarterly basis, or more frequently as circumstances require. As part of its job to foster open communication, the Audit Committee shall meet at least quarterly with management, the chief internal auditor and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately.

The members of the Audit Committee shall select a chair who will preside at each meeting of the Audit Committee and, in consultation with the other members of the Audit Committee, shall set the frequency and length of each meeting and the agenda of items to be addressed at each upcoming meeting. In addition, at the first meeting of the Audit Committee to be held upon its formation and at each first meeting held following the annual meeting of shareholders (the “First Meeting”), the chair, in consultation with the other members of the Audit Committee, shall determine the list of items to be addressed by the Audit Committee during the coming year (the “Annual Agenda”).

The chair shall ensure that the agenda for each upcoming meeting of the Audit Committee is circulated to each member of the Audit Committee as well as each other director in advance of the meeting, and that the Annual Agenda is circulated to each member of the Audit Committee as well as each other director not later than five business days after it is finalized (which shall be not later than five business days after the First Meeting).

IV.	Authority and Responsibilities

In recognition of the fact that the independent auditors are ultimately accountable to the Audit Committee, the Audit Committee shall have the sole authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors (or to nominate the independent auditors for stockholder approval), and shall approve all audit engagement fees and terms and all non-audit engagements with the independent auditors. The Audit Committee shall consult with management but shall not delegate these responsibilities.

To fulfill its responsibilities, the Audit Committee shall:

With respect to the independent auditors:

•	Be directly responsible for the appointment, compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing its audit report or related work.

•	Have the sole authority to review in advance, and grant any appropriate pre-approvals, of (a) all auditing services to be provided by the independent auditors and (b) all non-audit services to be provided by the independent auditors as permitted by Section 10A of the Securities Exchange Act, and in connection therewith to approve all fees and other terms of engagement. The Audit Committee shall also review and approve disclosures required to be included in Securities and Exchange Commission periodic reports filed under Section 13(a) of the Securities Exchange Act with respect to non-audit services.

•	Review on an annual basis the performance of the independent auditors.

•	Ensure that the independent auditors submit to the Audit Committee on an annual basis a written statement consistent with Independent Standards Board Standard No. 1, discuss with the independent auditors any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and satisfy itself as to the independent auditors’ independence.

•	At least annually, obtain and review an annual report from the independent auditors describing (a) the independent auditors’ internal quality control procedures and (b) any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues.

•	Confirm that the lead audit partner and the audit partner responsible for reviewing the audit, has not performed audit services for the Company for each of the five previous fiscal years.

•	Review all reports required to be submitted by the independent auditors to the Audit Committee under Section 10A of the Securities Exchange Act.

•	Review, based upon the recommendation of the independent auditors and the chief internal auditor, the scope and plan of the work to be done by the independent auditors.

With respect to the annual financial statements:

•	Review and discuss with management, the internal audit group and the independent auditors the Company’s annual audited financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit.

•	Recommend to the Board, if appropriate, that the Company’s annual audited financial statements be included in the Company’s annual report on Form 10-K for filing with the Securities and Exchange Commission.

•	Prepare the report required by the Securities and Exchange Commission to be included in the Company’s annual proxy statement and any other reports of the Audit Committee required by applicable securities laws or stock exchange listing requirements or rules.

With respect to quarterly financial statements:

•	Review and discuss with management, the internal audit group and the independent auditors the Company’s quarterly financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the independent auditors’ review of the quarterly financial statements, prior to submission to stockholders, any governmental body, any stock exchange or the public.

Annual reviews:

•	Obtain and review an annual report from management relating to the accounting principles used in the preparation of the Company’s financial statements, including those policies for which management is required to exercise discretion or judgments regarding the implementation thereof.

Periodic reviews:

•	Periodically review separately with each of management, the independent auditors and the internal audit group (a) any significant disagreement between management and the independent auditors or the internal audit group in connection with the preparation of the financial statements, (b) any difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information and (c) management’s response to each.

•	Periodically discuss with the independent auditors, without management being present, (a) their judgments about the quality and appropriateness of the Company’s accounting principles and financial disclosure practices as applied in its financial reporting and (b) the completeness and accuracy of the Company’s financial statements.

•	Consider and approve, if appropriate, significant changes to the Company’s accounting principles and financial disclosure practices as suggested by the independent auditors, management or the internal audit group. Review with the independent auditors, management and the internal audit group, at appropriate intervals, the extent to which any changes or improvements in accounting or financial practices, as approved by the Audit Committee, have been implemented.

•	Review and discuss with management, the internal audit group, the independent auditors and the Company’s in-house and independent counsel, as appropriate, any legal, regulatory or compliance matters that could have a significant impact on the Company’s financial statements, including applicable changes in accounting standards or rules.

Discussions with management:

•	Review and discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	Review and discuss with management all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves or significant components of revenues or expenses.

•	Review and discuss with management the Company’s major risk exposures and the steps management has taken to monitor, control and manage such exposures, including the Company’s risk assessment and risk management guidelines and policies.

With respect to the internal audit function and internal controls:

•	Review, based upon the recommendation of the independent auditors and the chief internal auditor, the scope and plan of the work to be done by the internal audit group.

•	Review and approve the appointment and replacement of the Company’s chief internal auditor.

•	Review on an annual basis the performance of the internal audit group.

•	In consultation with the independent auditors and the internal audit group, review the adequacy of the Company’s internal control structure and procedures designed to insure compliance with laws and regulations, and discuss the responsibilities, budget and staffing needs of the internal audit group.

•	Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding the questionable accounting or auditing matters.

•	Review (i) the internal control report prepared by management, including management’s assessment of the effectiveness of the Company’s internal control structure and procedures for financial reporting and (ii) the independent auditors’ attestation, and report, on the assessment made by management.

Other:

•	Review and approve all related-party transactions.

•	Review and approve (a) any change or waiver in the Company’s code of ethics for senior financial officers and (b) any disclosure made on Form 8-K regarding such change or waiver.

•	Establish a policy addressing the Company’s hiring of employees or former employees of the independent auditors who were engaged on the Company’s account.

•	Review and reassess the adequacy of this Charter annually and recommend to the Board any changes deemed appropriate by the Audit Committee.

•	Review its own performance annually.

•	Report regularly to the Board.

•	Perform any other activities consistent with this Charter, the Company’s by-laws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

V.	Resources

The Audit Committee shall have the authority to retain independent legal, accounting and other consultants to advise the Audit Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

The Audit Committee shall determine the extent of funding necessary for payment of compensation to the independent auditors for the purpose of rendering or issuing the annual audit report and to any independent legal, accounting and other consultants retained to advise the Audit Committee.

Effective Date: January 1, 2003

ANNEX B

INTERSTATE HOTELS & RESORTS, INC.

CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE

After its 2005 Annual meeting, a majority of directors of Interstate Hotels & Resorts, Inc. (the “Company”) must be independent. The following categorical standards meet all of the requirements contained in the New York Stock Exchange Listed Company Manual and add certain additional requirements established by the board of directors of the Company.

A director who meets all of the following categorical standards shall be presumed to be “independent”:

•	During the past five years, the Company has not employed the director, and has not employed (except in a non-officer capacity) any of his or her immediate family members.*

•	During any twelve-month period within the past five years, neither the director nor any of his or her immediate family members has received more than $60,000† per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation (provided such compensation is not contingent in any way on continued service).*

•	During the past five years, the director has not been employed (or affiliated with) the Company’s present or former internal or external auditors, nor has any of his or her immediate family members been so employed or affiliated in a professional capacity.*

•	During the past five years, neither the director, nor any of his or her immediate family members, has been employed by a company where an executive officer of the Company serves on such company’s compensation (or equivalent) committee.*

•	The director does not (directly or indirectly as a partner, shareholder or officer of another company) provide consulting, legal or financial advisory services to the Company or the Company’s present or former auditors.‡

•	During the past five years, the director has not been an employee or executive officer, nor has any of his or her immediate family members been an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any fiscal year of such company, exceeds, the greater of $1 million or 1%◊ of such company’s consolidated gross revenues. *

•	During the past five years, the director has not had a personal services contract with the Company, its chairman, chief executive officer or other executive officer, or any affiliate of the Company.‡

•	During the past five years, the director has not been an employee, officer or director of a foundation, university or other non-profit organization to which the Company gave directly, or indirectly through the provision of services, more than $100,000 per annum or 1% of the total annual donations received (whichever is less).‡

•	The director does not, either directly or indirectly as a partner, shareholder or officer of another company, own more than 5% of the Company’s common stock.‡

•	The director does not, either directly or indirectly as a partner, shareholder or officer of another company, have material ownership interests in hotel properties that have paid management fees in excess of $1,000,000 to the Company during any twelve-month period within the past three years.‡

•	The director is not an employee, officer or director of a principal lender of the Company.‡

For directors who do not meet the above criteria, the determination of whether a director is independent or not, shall be made by the directors who satisfy the independence standards set forth above and those who have previously been determined to be independent. Any determination of independence for a director who does not meet the above standards must be disclosed and specifically explained.

*	Section 303A.02(b) of the NYSE Listing Company Manual standards contains a three-year look back.

†	The standard in section 303A.02(b)(ii) is $100,000.

‡	Not required by NYSE Section 303A.

◊	The standard in Section 303A.02(b)(v) is 2%.

B-1

INTERSTATE HOTELS & RESORTS, INC.
4501 NORTH FAIRFAX DRIVE
SUITE 500
ARLINGTON, VA 22203

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Interstate Hotels & Resorts, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Interstate Hotels & Resorts, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ISTAT1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERSTATE HOTELS & RESORTS, INC.

The Board of Directors recommends votes “FOR ALL NOMINEES” and “FOR” the ratification of the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 2006, all as more fully set forth in the accompanying Proxy Statement.

	For All	Withhold For All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.

Vote on Directors
1.

Re-election as directors of the Company (01) Karim J. Alibhai and (02) Joseph J. Flannery to serve three-year terms expiring at the Annual Meeting in 2009 and until their successors are duly elected and qualified.

	☐	☐	☐

		For	Against	Abstain
Vote on Proposal

2.	Ratification of the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 2006.	☐	☐	☐

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation or other entity, please sign in full entity name by a duly authorized officer.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.
	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY
INTERSTATE HOTELS & RESORTS, INC.
4501 N. FAIRFAX DRIVE
ARLINGTON, VIRGINIA 22203

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

     The undersigned stockholder of Interstate Hotels & Resorts, Inc., a Delaware corporation (the "Company"), hereby appoints Thomas F. Hewitt and Christopher L. Bennett, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held at the Company's corporate offices, 4501 N. Fairfax Drive, Arlington, Virginia 22203, on June 1, 2006, at 9:00 a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers as if physically present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

     The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast for each of the proposals as described in the Proxy Statement and in the discretion of the Proxyholder on any other matter that may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors has no reason to believe that any nominee will be unable to serve if re-elected. In the event any nominee is unable to serve or for good cause will not serve, the proxies may vote for the election of a substitute nominee designated by the Board of Directors.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY. YOU MAY USE THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Address Changes/Comments:

SEE REVERSE SIDE	(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE